                                                                 Exhibit 10.10


                                PROMISSORY NOTE

Santa Clara, California                                             $150,000.00

June 9, 1999

1. FOR VALUE RECEIVED, the undersigned Susan E. Siegel ("Siegel") unconditionally promises to pay to the order of Affymetrix, Inc. ("Affymetrix") at 3380 Central Expressway, Santa Clara, California (or at such other address as the holder of this Note may designate by notice to Siegel), the sum of One Hundred Fifty Thousand Dollars ($150,000.00) with interest from the date hereof at 5.49% simple interest per annum. Such interest shall be forgiven so long as Siegel shall remain an employee in good standing.

2. This note shall become immediately due and payable in full upon the first to occur of 1) the stock trading window opening for sale of stock by Siegel when the stock is trading at or above 30% of the option price of Siegel's vested options or 2) when Siegel leaves the Company.

3. Siegel requests and authorizes Affymetrix to withhold any amount due Affymetrix hereunder from any salary, vacation, or other compensation due or payable to Siegel.

4. Siegel agrees to pay all reasonable costs of collection of this Note if payments are not made when due. If any legal action is necessary to enforce or collect this Note, such costs shall include, without limitation, reasonable attorney's fees. Interest shall accrue on all past due payments at the rate of 10% per annum or the highest rate permitted by law if lower.

5. This Note shall be governed by and construed in accordance with the internal laws of the State of California. Siegel consents to personal jurisdiction in any court in Santa Clara County, California.

         /s/ SUSAN E. SIEGEL                                6/9/99
       -----------------------------              --------------------------
                                                            Date
                  /s/ KAREN HAYNES
       Witness:  ------------------